NU LOGO                                           P. O. Box 270
                                       Hartford, CT  06141-0270
                                              107 Selden Street
                                              Berlin, CT  06037
                                                 (860)-665-5000
                                                     www.nu.com

Exhibit 99.1

News Release


CONTACT:       Jeffrey R. Kotkin
OFFICE:        (860) 665-5154


               NU ANNOUNCES 2004 FINANCIAL RESULTS

     BERLIN, Connecticut, February 4, 2005-Northeast Utilities (NU-NYSE) earned $116.6 million, or $0.91 per share in 2004, compared with earnings of $116.4 million or $0.91 per share in 2003. In the fourth quarter of 2004, NU earned $33.1 million, or $0.26 per share, compared with a loss of $9.9 million, or $0.08 per share, in the fourth quarter of 2003.

     Results in both 2004 and 2003 included significant charges. As previously reported, NU's competitive energy businesses recorded a charge of $48.3 million, or $0.38 per share, in 2004 associated with certain natural gas contracts. In 2004, NU recorded a separate after-tax charge of $8.8 million, or $0.07 per share, related to various investments, including a fuel cell development company and a telecommunications company. Of the $8.8 million, $4.9 million, or $0.04 per share, was recorded in the fourth quarter. In 2003, NU companies recorded charges of $36.9 million, or $0.29 per share, associated with the establishment of Standard Market Design (SMD) in New England and $4.7 million, or $0.04 per share, associated with a change in accounting concerning its investment in a bill collection company.

     Excluding the charges noted above, NU earned $173.7 million, or $1.36 per share, in 2004, compared with $158 million, or $1.24 per share, in 2003. The following table reconciles fourth quarter and full year results on a reported and adjusted basis:

                                     Fourth
                                     Quarter   Full Year
                                     -------   ---------

    2003     Reported EPS          ($0.08)      $0.91
                Cumulative effect    ---        $0.04
                 of accounting
                 change
                  Wholesale SMD    $0.29        $0.29
             charge
    2003     Adjusted EPS          $0.21        $1.24
                Improved           $0.11        $0.16
                 regulated results
                 in 2004
                Improved             ---        $0.01
                 competitive
                 results in 2004
                  Other-Net          ---       ($0.05)
    2004     Adjusted EPS          $0.32        $1.36
                Wholesale gas     ($0.02)      ($0.38)
                  mark-to-market
                  (MTM) charge
                Investment        ($0.04)      ($0.07)
                write-downs
    2004      Reported EPS         $0.26        $0.91

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Regulated businesses

     Charles W. Shivery, NU chairman, president and chief executive officer, said NU's 2004 results benefited from stronger performance at its regulated utilities. Those utilities earned a combined $155.6 million, or $1.21 per share, in 2004, compared with $132.5 million, or $1.05 per share, in 2003.

     After the payment of preferred dividends, The Connecticut Light and Power Company (CL&P) earned $82.5 million in 2004 and $17.3 million in the fourth quarter of 2004, compared with $63.4 million in 2003 and $4.3 million in the fourth quarter of 2003. Shivery said CL&P benefited from a retail rate increase that took effect in January 2004, partially offset by lower pension income and higher operating expenses. CL&P's fourth quarter 2003 results included a $5 million after-tax charge associated with a retail rate case decision. CL&P's third quarter 2004 results included a $6 million after-tax benefit from an August 2004 decision modifying that rate order.

     Public Service Company of New Hampshire (PSNH) earned $46.6 million in 2004 and $10.6 million in the fourth quarter of 2004, compared with $45.6 million in 2003 and $11.1 million in the fourth quarter of 2003. For PSNH, a 3.1 percent increase in retail sales and a lower effective tax rate were largely offset by higher operating expenses and higher pension costs.

     Western Massachusetts Electric Company (WMECO) earned $12.4 million in 2004 and $3.7 million in the fourth quarter of 2004, compared with $16.2 million in 2003 and $2.4 million in the fourth quarter of 2003. A 1.6 percent increase in WMECO's sales was more than offset by higher interest and depreciation expense and lower pension income.

     Yankee Gas Services Company earned $14.1 million in 2004 and $5.6 million in the fourth quarter of 2004, compared with $7.3 million in 2003 and $3.9 million in the fourth quarter of 2003. Yankee Gas' results in the first and third quarters of 2003 included a total of $6.2 million in after-tax reductions in estimated unbilled revenues and certain gas cost adjustments.


Competitive businesses

     NU's competitive energy businesses lost $15.1 million in 2004, or $0.12 per share, including the $48.3 million mark-to-market charge associated with certain natural gas contracts. In 2003, the competitive energy businesses lost $3.4 million, or $0.03 per share, including a $35.6 million charge associated with SMD.

     In the fourth quarter of 2004, the competitive energy businesses earned $5.1 million, compared with a loss of $27.4 million in 2003. Overall performance benefited in part from improved results in the retail marketing portion of the merchant energy business. Retail earned $4.9 million in 2004, compared with a loss of $1.8 million in 2003. Shivery said the retail business benefited from increased commercial and industrial electric and natural gas sales.

     Competitive energy services businesses lost $2.3 million in 2004, compared with earnings of approximately $2.6 million in 2003, due primarily to losses on a construction contract.

     The following tables provide financial results for NU's regulated and competitive business lines during the fourth quarter and full year 2004 and 2003:


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Page 3 of 4

                 Three months ended December 31
                 ------------------------------

                           Fourth        Fourth         Increase
(in millions of dollars)   Quarter 2003  Quarter 2004   (Decrease)
                           ------------  ------------   ----------


Merchant energy-wholesale   $7.3            $8.0           ($0.7)
   Wholesale-SMD  charge    ---           ($35.6)          $35.6
Wholesale-gas MTM charge   ($2.4)           ---            ($2.4)

  Merchant energy-retail    $1.9           ($0.3)           $2.2

Total merchant energy       $6.8          ($27.9)          $34.7
             Services      ($1.7)           $0.5           ($2.2)
    Total-Competitive       $5.1          ($27.4)          $32.5
           Businesses
            CL&P           $17.3            $4.3           $13.0
            PSNH           $10.6           $11.1           ($0.5)
            WMECO           $3.7            $2.4            $1.3
            Yankee Gas      $5.6            $3.9            $1.7
    Total-Utility Group    $37.2           $21.7           $15.5

Investment write-downs     ($4.9)            ---           ($4.9)
     Parent and other      ($4.3)          ($4.2)          ($0.1)
    Reported Earnings      $33.1           ($9.9)          $43.0

                 Twelve Months Ended December 31
                 -------------------------------

                           Twelve      Twelve
                           Months      Months     Increase
(in millions of ollars)     2004        2003     (Decrease)
                           ------      -----     ----------

Merchant energy-wholesale  $31.3       $31.9      ($0.6)
Wholesale-SMD charge        ---       ($35.6)     $35.6
Wholesale-gas MTM charge  ($48.3)       ---      ($48.3)
Merchant energy-retail      $4.9       ($1.8)      $6.7

Total merchant energy     ($12.1)      ($5.5)     ($6.6)
Services                   ($2.3)       $2.6      ($4.9)
NUEI parent and other      ($0.7)      ($0.5)     ($0.2)
                          ($15.1)      ($3.4)    ($11.7)

   Total-Competitive
Businesses
CL&P                        $82.5      $63.4       $19.1
PSNH                        $46.6      $45.6        $1.0
WMECO                       $12.4      $16.2       ($3.8)
Yankee Gas                  $14.1       $7.3        $6.8

 Total-Utility Group       $155.6     $132.5       $23.1

Investment write-downs      ($8.8)      ---        ($8.8)
Cumulative effect of
accounting change            ---      ($4.7)        $4.7
Parent and other           ($15.1)    ($8.0)       ($7.1)
Reported Earnings          $116.6     $116.4        $0.2



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Page 4 of 4

     Shivery said NU continues to believe that its regulated companies will earn between $1.22 per share and $1.30 per share in 2005 and that "Parent and Other" costs, primarily interest expense, will total between $0.08 per share and $0.13 per share. The utility business range reflects earnings of between $0.96 per share and $1.00 per share in the regulated distribution and generation business and between $0.26 per share and $0.30 per share in the transmission business. Consistent with prior statements, Shivery said the company will not provide competitive business or consolidated guidance until it completes its comprehensive review of each of its competitive business lines in which the full range of alternative strategies are being considered. The company expects to complete that review in the next several weeks and expects to provide new 2005 earnings guidance for those businesses and for NU as a whole at that time.

     NU has approximately 129 million common shares outstanding.
It operates New England's largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.


     This news release includes statements concerning NU's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. In some cases the reader can identify these forward looking statements by words such as "estimate", "expect", "anticipate", "intend", "plan", "believe", "forecast", "should", "could", and similar expressions. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, changes in the ability to sell electricity positions and close out natural gas positions at anticipated margins, obtaining new contracts at anticipated volumes and margins, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission. We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

                             #  #  #


NOTE: NU will webcast an investor meeting this morning at 11:00 a.m. Eastern Standard Time. The call can be accessed through NU's website at www.nu.com.